SUBADVISORY AGREEMENT

                  SUBADVISORY AGREEMENT, dated April 28, 1998 between J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the "Manager") and HENDERSON INVESTMENT MANAGEMENT LIMITED (the "Subadviser").

                  WHEREAS, the Manager has entered into a Management Agreement, dated March 19, 1992 (the "Management Agreement"), with Seligman Henderson Global Fund Series, Inc. (the "Corporation"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to which the Manager will render or contract to obtain as hereinafter provided investment management services to the
Corporation, and to administer the business and other affairs of the Corporation; and

                  WHEREAS, the Manager desires to retain the Subadviser to provide investment advisory and other services to the Corporation, and the Subadviser is willing to render such services, in each case effective July 1, 1998.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                  1. DUTIES OF THE SUBADVISER. Subject in each case to the control of the Board of Directors of the Corporation and in accordance with the objectives, policies and principles set forth in the Registration Statement and Prospectus(es) of the Corporation and the requirements of the 1940 Act, and in conjunction with and under the supervision of the Manager, the Subadviser agrees to furnish the Manager and the Corporation with such investment advice, research and assistance as the Manager or the Corporation shall from time to time reasonably request. Subject to the foregoing, the Subadviser shall (i) participate in the development of the Corporation's overall investment strategy, in the determination of country allocations and in the determination of sector and industry weightings for the various Series of the Corporation, (ii) provide investment advice and research to the Corporation with respect to existing and potential investments in securities of non-U.S. issuers, including company visits and meetings with management, (iii) determine securities for investment,
(iv) select brokers, and (v) cause the execution of trades, including foreign exchange dealings. The Subadviser will make available representatives to report in person to the Board of Directors at least semi-annually on investment results, regulatory compliance and other matters that the Manager or the Board of Directors may reasonably request. The Subadviser shall also provide such reports and other information to the Manager or the Board of Directors as such persons may reasonably request.

                  Portfolio accounting and pricing for the Corporation will be the ultimate responsibility of a third party accounting agent or administrator; however, in the event that an asset under the supervision of the Subadviser cannot be priced by a pricing source authorized by




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the Manager,  the Subadviser  will provide the third party  accounting  agent or
administrator   with  daily  prices  for  such  asset  in  accordance  with  the
Corporation's pricing procedures. Notwithstanding the foregoing, the Subadviser will be responsible for coordinating work with custodians in respect of assets
under  the  Subadviser's  supervision  ("Custodians"),   including  liaising  as
required with Custodians in respect of trade settlement, safe custody of assets, income collection and the processing of corporate actions. The Subadviser will use all reasonable efforts to monitor the performance of Custodians within the terms of the Corporation's custodian agreements (to the extent such terms are known by the Subadviser or a related entity). With respect to the securities of issuers under the supervision of the Subadviser, the Subadviser shall provide executed trade information to Custodians, third party accounting agents or administrators and/or the Manager, which may be done via computer.

                  Subject to Section 36 of the 1940 Act, the Subadviser shall not be liable to the Corporation for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of its duties under this Agreement except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement; PROVIDED, HOWEVER, that the Subadviser shall be liable for any loss arising out of any act or omission of the Subadviser that results, directly or indirectly, in an error in the net asset value of any series of the Corporation.

                  2. EXPENSES. The Subadviser shall pay all of its expenses arising from the performance of its obligations under Section 1.

                  3. COMPENSATION. (a) As compensation for the services performed by the Subadviser pursuant to Section 1, the Manager will pay to the Subadviser each month a fee based on the Applicable Percentage of the average monthly assets under the Subadviser's supervision.

                  (b) As used herein, the term "Applicable Percentage" shall mean an annual rate of .90% for the period July 1, 1998 through June 30, 1999;
 .70% for the period July 1, 1999 through June 30, 2000; and .50% thereafter.

                  (c) Average monthly assets under the Subadviser's supervision shall be determined, for any month, by taking the average of the assets (adjusted to reflect receivables for assets sold and payables for assets purchased) under the Subadviser's supervision as of (i) the opening of business on the first day of such month and (ii) the close of business on the last day of such month.

                  (d) If the Subadviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

                  (e) Any fee payable to the Subadviser under this Agreement shall be paid to the Subadviser or to an affiliate of the Subadviser at an address designated by the Subadviser.

                  4. PURCHASE AND SALE OF SECURITIES. The Subadviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the


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Subadviser  shall deem appropriate in order to carry out the policy with respect to allocation of portfolio transactions as set forth in the Registration Statement and Prospectus(es) of the Corporation or as the Board of Directors of the Corporation may direct from time to time. In providing the Corporation with investment management and supervision, it is recognized that the Subadviser will seek the most favorable price and execution, and, consistent with such policy, may give consideration to the research, statistical and other services furnished by brokers or dealers to the Subadviser for its use, to the general attitude of brokers or dealers toward investment companies and their support of them, and to such other considerations as the Board of Directors of the Corporation may direct or authorize from time to time.

                  Notwithstanding the above, it is understood that it is desirable for the Corporation that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers who execute brokerage transactions at a higher cost to the Corporation than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities of the Corporation with such brokers, subject to review by the Corporation's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients as well as the Corporation.

                  If, in connection with purchases and sales of securities for the Corporation, the Subadviser may, without material risk, arrange to receive a soliciting dealer's fee or other underwriter's or dealer's discount or commission, the Subadviser shall, unless otherwise directed by the Board of Directors of the Corporation, obtain such fee, discount or commission and the amount thereof shall be applied to reduce the compensation to be received by the Subadviser pursuant to Section 3 hereof.

                  Nothing herein shall prohibit the Board of Directors of the Corporation from approving the payment by the Corporation of additional compensation to others for consulting services, supplemental research and security and economic analysis.

                  5. TERM OF AGREEMENT. This Agreement shall become effective July 1, 1998 and shall continue in full force and effect with respect to each Series of the Corporation until December 31, 1999, and from year to year thereafter if such continuance is approved in the manner required by the 1940 Act if the Subadviser shall not have notified the Manager in writing at least 60 days prior to such December 31 or prior to December 31 of any year thereafter that it does not desire such continuance. This Agreement may be terminated at any time with respect to any Series, without payment of penalty by the Corporation, on 60 days' written notice to the Subadviser by vote of the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities (as defined by the 1940 Act) of such Series. This Agreement will automatically terminate in the event of its assignment (as defined by the 1940 Act) or upon the termination of the Management Agreement.

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                  6. AMENDMENTS. This Agreement may be amended by consent of the parties hereto provided that the consent of the Corporation is obtained in accordance with the requirements of the 1940 Act.

                  7. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

                  IN WITNESS WHEREOF, the Manager and the Subadviser have caused this Agreement to be executed BY their duly authorized officers as of the date first above written.

                                        J. & W. SELIGMAN & CO. INCORPORATED

                                        By_____________________________________

                                        HENDERSON INVESTMENT MANAGEMENT LIMITED

                                        By_____________________________________







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